FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION REPORTS ITS FISCAL 2017 SECOND QUARTER RESULTS

HAUPPAUGE, NY, OCTOBER 11, 2016 - VOXX International Corporation (NASDAQ: VOXX), a leading global manufacturer and distributor of automotive and consumer lifestyle products, today announced its financial results for its Fiscal 2017 second quarter ended August 31, 2016.

Commenting on the Company’s Fiscal 2017 performance, Pat Lavelle, President and CEO stated, “We reported year-over-year growth during the second quarter and remain on track to drive growth in our business this Fiscal year. While our Automotive segment is expected to be down slightly, most of it is timing related and we have new programs slated to begin towards the end of our Fiscal year. We were also awarded another $45 million in new contracts during the second quarter, bringing the total value of OEM awards received over the past three quarters to approximately $380 million. Our Consumer Accessories and Premium Audio segments posted strong growth, with new product introductions driving improvements, and load-in’s for the all-important holiday season are looking good. With gross margins holding and continued cost controls in place, we expect Fiscal 2017 to show improved top- and bottom-line performance this year.”

Fiscal 2017 Second Quarter Comparisons (for the three months ended August 31, 2016 and August 31, 2015)
Net sales for the Fiscal 2017 second quarter were $159.3 million, an increase of $5.1 million or 3.3% as compared to $154.2 million reported in the comparable year-ago period.

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Automotive segment sales were $79.9 million and $84.3 million for the Fiscal 2017 and Fiscal 2016 second quarters, respectively, representing a decline of $4.4 million or 5.3%. The Company previously sold all inventory and licensed its Jensen Mobile business during Fiscal 2016, which impacted net sales by $3.0 million during the quarter. The remaining decline was primarily due to lower OEM sales domestically as certain North American contracts reached the end of life. This was partially offset by an increase in tuner and antenna sales internationally at VOXXHirschmann.

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Premium Audio segment sales were $34.9 million and $30.2 million for the Fiscal 2017 and Fiscal 2016 second quarters, respectively, an increase of $4.7 million or 15.5%. The increase in sales was primarily related to the introduction of several new products, including HD wireless and Bluetooth speakers, soundbars with wireless subwoofers, as well as higher sales of home entertainment speakers and headphones.

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Consumer Accessories segment sales were $44.3 million and $39.1 million for the Fiscal 2017 and Fiscal 2016 second quarters, respectively, an increase of $5.1 million or 13.2%. This increase was due to higher sales of reception products, sales of the new 360Fly 4K Action Camera, the launch of the Company’s Project Nursery baby monitors in the second quarter of Fiscal 2017, and higher sales internationally.

Gross margins for the Fiscal 2017 second quarter were 29.2%, consistent with the Fiscal 2016 second quarter. Automotive segment gross margins were 31.3%, an increase of 60 basis points due primarily to a shift in product mix given lower fulfillment sales. Premium Audio segment gross margins were 32.9%, an increase of 30 basis points due primarily to the introduction of new product lines. Consumer Accessories segment gross margins were 22.2%, a decrease of 80 basis points, primarily due to a shift in product mix domestically, partially offset by higher margins internationally.

VOXX International Corporation Reports its Fiscal 2017 Second Quarter Results

Operating expenses for the Fiscal 2017 second quarter were $47.3 million, an improvement of $4.5 million or 8.7%, as compared to the Fiscal 2016 second quarter. The Fiscal 2016 second quarter included $6.2 million of intangible asset impairment charges and EyeLock’s expenses in the Fiscal 2017 second quarter totaled $4.1 million.

Excluding the impact of the intangible asset impairment charges and EyeLock related expenses, core operating expenses declined by $2.4 million as the Company continues to institute various cost controls to improve bottom-line performance.

The Company reported an operating loss of $0.8 million as compared to an operating loss of $6.9 million in the Fiscal 2016 second quarter. Net income attributable to VOXX International Corporation for the three months ended August 31, 2016 was $3.0 million or $0.12 per basic and diluted share, as compared to a net loss of $4.4 million or a net loss per basic and diluted share of $0.18 in the comparable prior year period.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the Fiscal 2017 second quarter was $6.7 million as compared to an EBITDA loss of $1.7 million reported in the Fiscal 2016 second quarter, an improvement of $8.4 million. Adjusted EBITDA was $6.9 million as compared to $4.8 million for the comparable Fiscal 2017 and 2016 second quarter periods.

Six-Month Comparisons (for the six-month periods ended August 31, 2016 and August 31, 2015)

Net sales for the Fiscal 2017 six-month period were $314.7 million compared to $318.6 million reported in the comparable year-ago period, a decrease of $3.8 million or 1.2%. Excluding the impact of the sale of the Jensen inventory in the prior year and subsequent licensing of the Jensen brand, the Company would have reported an increase in net sales of $2.5 million.

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Automotive segment sales of $161.3 million declined by approximately $13.0 million for the comparable six-month period, though Jensen accounted for $6.3 million of the decline. The remainder was primarily due to declines in the North American market, offset by higher OEM sales internationally.

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Premium Audio segment sales for the Fiscal 2017 six month period were $67.0 million, an increase of $7.5 million or 12.6% as compared to the six-month period in Fiscal 2016. The increase was driven by the introduction of several new products over the past few quarters.

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Consumer Accessories segment sales of $86.0 million for the Fiscal 2017 six-month period increased $2.1 million or 2.5% as compared to the six-month period in Fiscal 2016. Higher sales of reception products, 360 Fly 4K Action Cameras and Project Nursery related products, as well as higher sales internationally, more than offset declines in other product categories.

The gross margin for the six-month period in Fiscal 2017 came in at 29.4% as compared to 29.2% for the same period last year, an increase of 20 basis points. Automotive segment gross margins of 30.6% increased 10 basis points; Premium Audio segment gross margins of 33.8% increased 150 basis points; and Consumer Accessories segment gross margins declined by 50 basis points, again, due to product mix.

Operating expenses for the Fiscal 2017 six-month period were $100.5 million as compared to operating expenses of $100.7 million in the comparable year-ago period, a decrease of $0.1 million. EyeLock related expenses for the Fiscal 2017 six-month period were $8.5 million, with approximately $4.1 million associated with engineering and technical support as the Company continues to build out its solutions portfolio and drive next-generation technology. Excluding the impact of EyeLock related expenses and the $6.2 million in intangible asset impairment charges recorded in the Company’s Fiscal 2016 second quarter, core operating expenses declined by $2.4 million.

VOXX International Corporation Reports its Fiscal 2017 Second Quarter Results

The Company reported an operating loss for the Fiscal 2017 six-month period of $7.9 million as compared to an operating loss of $7.6 million in the Fiscal 2016 six-month period, a change of $0.3 million. Net loss attributable to VOXX International Corporation for the Fiscal 2017 six-month period was $1.3 million, or a loss of $0.05 per basic and diluted share, as compared to a net loss of $5.1 million or a net loss per basic and diluted share of $0.21.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the Fiscal 2017 six-month period was $6.9 million as compared to EBITDA of $3.0 million reported in the comparable Fiscal 2016 period. Adjusted EBITDA was $7.2 million as compared to $9.7 million for the comparable Fiscal 2017 and 2016 six-month periods.

Non-GAAP Measures
EBITDA, Adjusted EBITDA and diluted adjusted EBITDA per common share are not financial measures recognized by GAAP. Adjusted EBITDA represents net loss, computed in accordance with GAAP, before interest and bank charges, taxes, depreciation and amortization, stock-based compensation expense, and impairment charges. Depreciation, amortization, stock-based compensation, and impairment charges are non-cash items. Diluted adjusted EBITDA per common share represents the Company's diluted earnings per common share based on adjusted EBITDA.

We present adjusted EBITDA and diluted adjusted EBITDA per common share in this Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA and diluted adjusted EBITDA per common share help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of certain costs or gains relating to certain non-recurring events allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for net income (loss) prepared in accordance with GAAP. Adjusted EBITDA and diluted adjusted EBITDA per common share are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

The Company will be hosting its conference call on Thursday, October 13, 2016 at 10:00 a.m. ET. Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 877-303-9079; international: 970-315-0461 / conference ID: 91741268). For those unable to join, a replay will be available approximately four hours after the call has been completed and will last for one week (replay number: 855-859-2056; international replay: 404-537-3406 / conference ID: 91741268).

About VOXX International Corporation
VOXX International Corporation (NASDAQ:VOXX) has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio. Today, the Company has an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world's leading automotive manufacturers. The Company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which now comprises over 30 trusted brands. Among the key domestic brands are Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, myris®, Code Alarm®, Car Connection®, 808®, AR for Her®, and Prestige®. International brands include Hirschmann Car Communication®, Klipsch®, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®,

VOXX International Corporation Reports its Fiscal 2017 Second Quarter Results

Heco®, Schwaiger®, Oehlbach® and Incaar™. For additional information, please visit our Web site at www.voxxintl.com.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 29, 2016.

Company Contact:
Glenn Wiener
GW Communications (for VOXX)
Tel: 212-786-6011
Email: gwiener@GWCco.com

- Tables to Follow -

VOXX International Corporation and Subsidiaries
Consolidated Balance Sheets

(In thousands)	August 31, 2016	February 29, 2016
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$4,851	$11,767
Accounts receivable, net	81,092	87,055
Inventory, net	160,833	144,028
Receivables from vendors	1,800	2,519
Prepaid expenses and other current assets	17,993	17,256
Income tax receivable	4,501	1,426
Total current assets	271,070	264,051
Investment securities	10,314	10,206
Equity investments	21,958	21,949
Property, plant and equipment, net	80,054	79,422
Goodwill	105,591	104,349
Intangible assets, net	181,858	185,022
Deferred income taxes	23	23
Other assets	2,106	2,168
Total assets	$672,974	$667,190
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$71,268	$55,790
Accrued expenses and other current liabilities	38,453	50,748
Income taxes payable	1,742	4,081
Accrued sales incentives	12,864	12,439
Current portion of long-term debt	10,840	8,826
Total current liabilities	135,167	131,884
Long-term debt, net of debt issuance costs	92,936	88,169
Capital lease obligation	1,178	1,381
Deferred compensation	4,237	4,011
Other tax liabilities	5,142	4,997
Deferred income tax liabilities	28,819	30,374
Other long-term liabilities	10,586	10,480
Total liabilities	278,065	271,296
Commitments and contingencies
Stockholders' equity:
Preferred stock:
No shares issued or outstanding	—	—
Common stock:
Class A, $.01 par value; 60,000,000 shares authorized, 24,067,444 shares issued and 21,899,370 shares outstanding at both August 31, 2016 and February 29, 2016	256	256
Class B Convertible, $.01 par value, 10,000,000 authorized, 2,260,954 shares issued and outstanding	22	22
Paid-in capital	294,721	294,038
Retained earnings	153,659	154,947
Non-controlling interest	5,200	8,524
Accumulated other comprehensive loss	(37,773)	(40,717)
Treasury stock, at cost, 2,168,074 shares of Class A Common Stock at both August 31, 2016 and February 29, 2016	(21,176)	(21,176)
Total stockholders' equity	394,909	395,894
Total liabilities and stockholders' equity	$672,974	$667,190

VOXX International Corporation and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
 (In thousands, except share and per share data)
(unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2016	2015	2016	2015
Net sales	$159,262	$154,174	$314,718	$318,557
Cost of sales	112,769	109,199	222,124	225,539
Gross profit	46,493	44,975	92,594	93,018
Operating expenses:
Selling	11,115	10,680	23,779	23,718
General and administrative	24,903	26,303	51,974	53,994
Engineering and technical support	11,291	8,652	24,770	16,731
Intangible asset impairment charges	—	6,210	—	6,210
Total operating expenses	47,309	51,845	100,523	100,653
Operating loss	(816)	(6,870)	(7,929)	(7,635)
Other income (expense):
Interest and bank charges	(1,870)	(1,625)	(3,565)	(3,192)
Equity in income of equity investees	1,545	1,457	3,353	3,075
Other, net	184	191	(328)	467
Total other income (expense), net	(141)	23	(540)	350
Loss before income taxes	(957)	(6,847)	(8,469)	(7,285)
Income tax benefit	(2,261)	(2,453)	(3,653)	(2,177)
Net income (loss)	1,304	(4,394)	(4,816)	(5,108)
Less: net loss attributable to non-controlling interest	(1,716)	—	(3,528)	—
Net income (loss) attributable to Voxx International Corporation	$3,020	$(4,394)	$(1,288)	$(5,108)
Other comprehensive (loss) income:
Foreign currency translation adjustments	(680)	1,764	3,516	(1,033)
Derivatives designated for hedging	(21)	(977)	(512)	(1,641)
Pension plan adjustments	6	(53)	(52)	(1)
Unrealized holding loss on available-for-sale investment securities, net of tax	(3)	—	(8)	(4)
Other comprehensive (loss) income, net of tax	(698)	734	2,944	(2,679)
Comprehensive income (loss) attributable to Voxx International Corporation	$2,322	$(3,660)	$1,656	$(7,787)

Net income (loss) per common share attributable to Voxx International Corporation (basic)	$0.12	$(0.18)	$(0.05)	$(0.21)
Net income (loss) per common share attributable to Voxx International Corporation (diluted)	$0.12	$(0.18)	$(0.05)	$(0.21)
Weighted-average common shares outstanding (basic)	24,160,324	24,193,606	24,160,324	24,173,733
Weighted-average common shares outstanding (diluted)	24,242,447	24,193,606	24,160,324	24,173,733

VOXX International Corporation and Subsidiaries
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

	Three Months Ended August 31,		Six Months Ended August 31,
	2016	2015	2016	2015
Net income (loss) attributable to Voxx International Corporation	$3,020	$(4,394)	$(1,288)	$(5,108)
Adjustments:
Interest expense and bank charges (1)	1,722	1,625	3,310	3,192
Depreciation and amortization (1)	4,247	3,558	8,490	7,055
Income tax benefit	(2,261)	(2,453)	(3,653)	(2,177)
EBITDA	6,728	(1,664)	6,859	2,962
Stock-based compensation	188	257	363	487
Intangible asset impairment charges	0	6,210	0	6,210
Adjusted EBITDA	$6,916	$4,803	$7,222	$9,659
Diluted income (loss) per common share	$0.12	$(0.18)	$(0.05)	$(0.21)
Diluted adjusted EBITDA per common share	$0.29	$0.20	$0.30	$0.40

(1) For purposes of calculating Adjusted EBITDA for the Company, interest expense and bank charges, as well as depreciation and amortization added back to Net Income (Loss) have been adjusted in order to exclude the non-controlling interest portion of these expenses attributable to EyeLock LLC.